                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14C

               Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[_]  Preliminary Information Statement

[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14c-5(d)(2))

[X]  Definitive Information Statement

                            ALLFIRST FINANCIAL INC.
--------------------------------------------------------------------------------
               (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

ALLFIRST FINANCIAL INC.
25 South Charles Street
Baltimore, Maryland 21201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2000

To the Stockholders of Allfirst Financial Inc.:

  NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Allfirst Financial Inc., a Delaware corporation (the "Corporation"), will be held at the Corporation's headquarters, 25 South Charles Street, Baltimore, Maryland, on May 2, 2000, at 10:00 a.m., local time, for the following purposes:

     1. To elect 19 directors to serve until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified; and

     2. To act upon any other matter which may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors of the Corporation has fixed the close of business on March 23, 2000 as the record date for determining stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting.

  Your attention is directed to the attached Information Statement and to the enclosed Annual Report on Form 10-K of the Corporation for the year ended December 31, 1999.

                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.
                                   ---

                                  By Order of the Board of Directors.

                                  JEROME A. RATLIFFE
                                  Vice President and Secretary
                                  Baltimore, Maryland
                                  March 30, 2000

                             INFORMATION STATEMENT

  This Information Statement is provided in connection with the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Allfirst Financial Inc. (the "Corporation"). This Information Statement is first being sent to stockholders on or about March 31, 2000.

  The close of business on March 23, 2000 has been fixed by the Board of Directors of the Corporation as the record date (the "Record Date") for determining the stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Corporation had outstanding 597,764 shares of common stock, no par value per share (the "Common Stock"), and 90,000 shares of 4.50% Cumulative Redeemable Preferred Stock, $5.00 par value per share (the "Outstanding Preferred"). All of the outstanding Common Stock is owned by Allied Irish Banks, p.l.c. ("AIB"), and AIB controls over 99% of the voting power of the Corporation's outstanding capital stock.

  Each share of Common Stock entitles the holder thereof to 1,000 votes, and each share of Outstanding Preferred entitles the holder thereof to one vote, on each matter to be voted upon at the Annual Meeting. Shares of Common Stock and Outstanding Preferred cannot be voted unless the holder of record is present in person or represented by proxy at the Annual Meeting.

  The matters to be voted upon at the Annual Meeting require the affirmative vote of the holders of a majority of the Common Stock and the Outstanding Preferred present in person or by proxy at the meeting, at which a quorum is present. The presence, in person or by proxy, of at least a majority of the aggregate total number of shares of Common Stock and Outstanding Preferred is necessary to constitute a quorum at the Annual Meeting. For purposes of determining the existence of a quorum, voting and all other matters at the Annual Meeting, the Common Stock and the Outstanding Preferred will be treated as a single class.

  The Board of Directors is aware of one item of business to be considered at the Annual Meeting: the election of 19 directors to the Board of Directors of the Corporation.


           NEITHER THE CORPORATION NOR ANY PERSON AFFILIATED WITH THE
               CORPORATION IS ASKING YOU FOR A PROXY AND YOU ARE
                                                         -------
               REQUESTED NOT TO SEND A PROXY TO THE CORPORATION.
               -------------------------------------------------

ELECTION OF DIRECTORS

  The entire Board of Directors of the Corporation is elected at the Annual Meeting. Each director is elected for a term of one year and until a successor is elected and qualified. Except for Dr. Rapoport, each of the nominees was elected a director at the 1999 Annual Meeting of Stockholders.

Information Concerning Nominees

  Information concerning the nominees for election as directors is presented below. Each of the nominees has consented to serve as a director if elected. There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director. If any nominee becomes unable to accept nomination or election, then the Board of Directors will designate another nominee for election or will reduce the number of directors.

  Sherry F. Bellamy, age 47, has served as a director of the Corporation and of its wholly owned subsidiary, Allfirst Bank (formerly The First National Bank of Maryland and herein, "Allfirst Bank"), since January 1999. Since March 1997, she has been the President and Chief Executive of Bell Atlantic-Maryland, Inc., a regional telecommunications company. Prior to March 1997, Ms. Bellamy was a vice president and the general counsel of Bell Atlantic-Washington, D.C.

  James T. Brady, age 59, has served as a director of the Corporation and of Allfirst Bank since October 1998.Mr. Brady currently is the Managing Director-Mid-Atlantic of Ballantree International, Ltd., a management consulting firm, and has been a business consultant since May 1998. From May 1995 to May 1998, Mr. Brady was the Secretary of the Maryland Department of Business and Economic Development. Prior to May 1995, Mr. Brady was a partner with Arthur Andersen LLP in Baltimore, Maryland. Mr. Brady is also a director of McCormick & Company, Inc., a spices and seasonings company, and of Constellation Energy Group, a diversified energy company. Mr. Brady serves on the Audit Committee.

  Frank P. Bramble, age 51, has served as a director of the Corporation and of Allfirst Bank since April 1994. Since December 1999, Mr. Bramble has served as Chairman of the Board of the Corporation and Allfirst Bank. From April 1999 to December 1999, he was the Chairman of the Board and the Chief Executive Officer. From January 1999 to April 1999, Mr. Bramble was Chief Executive Officer of the Corporation and Allfirst Bank, and from April 1994 to January 1999, he was President and Chief Executive Officer. In November 1998, Mr. Bramble became the Chief Executive, USA, and a director of Allied Irish Banks, p.l.c. ("AIB"), the parent of the Corporation. Mr. Bramble is a permanent member of the Executive Committee.

  Michael D. Buckley, age 55, has served as a director of the Corporation since October 1998. He is the Managing Director, Poland Division, of AIB and has been a director of AIB since 1995.

  Jeremiah E. Casey, age 60, has served as a director of the Corporation since 1983 and of Allfirst Bank since 1985. Until April 1999, Mr. Casey served as the Chairman of the Corporation and Allfirst Bank. From 1989 through October 1998, Mr. Casey was Chief Executive, USA, of AIB and was a director of AIB from 1992 through October 1998. Mr. Casey is a director of The Rouse Company, a real estate development, management and ownership company, and is also a director of the Federal Reserve Bank of Richmond, Baltimore Branch.

  Edward A. Crooke, age 61, has served as a director of the Corporation and of Allfirst Bank since 1985. He was the Vice Chairman of Constellation Energy Group (formerly Baltimore Gas and Electric Company) from 1998 until his retirement on January 1, 2000. He was President and Chief Operating Officerof Baltimore Gas and Electric Company from 1992 to 1998, and served as a director from 1988 until his retirement. Mr. Crooke is also a director of Corporate Office Properties Trust, a real estate investment trust. Mr. Crooke serves on the Management and Compensation Committee.

  John F. Dealy, age 60, has served as a director of the Corporation and of Allfirst Bank since 1981. He is President of The Dealy Strategy Group LLC, a management consulting firm, and is also Chairman of The Maryland Health Care Product Development Corporation, a venture capital company. In 1998, Mr. Dealy retired as Distinguished Professor in the Georgetown University School of Business. In 1996, Mr. Dealy retired as Senior

Counsel to the law firm of Shaw, Pittman, Potts and Trowbridge. Mr. Dealy is the chairperson of the Audit Committee.

  Mathias J. DeVito, age 69, has served as a director of the Corporation and of Allfirst Bank since 1974. He retired as Chief Executive Officer of The Rouse Company in 1995 and as Chairman of the Board in 1997, but continues to serve as Chairman Emeritus and Chairman of its Executive Committee. He is also a director of USAirways Group, Inc. and of Mars Supermarkets, Inc. Mr. DeVito is the chairperson of the Management and Compensation Committee.

  Jerome W. Evans, age 53, has served as a director and as Vice Chairman and Chief Financial Officer of the Corporation and of Allfirst Bank since January 1999. From August 1994 to August 1996, Mr. Evans was an Executive Vice President, and from August 1996 to January 1999, Mr. Evans was an Executive Vice President and the Chief Financial Officer, of the Corporation and of Allfirst Bank.

  Frank A. Gunther, Jr., age 68, has served as a director of the Corporation and of Allfirst Bank since 1976. He is the retired Chairman of the Board and President of Albert Gunther Inc., a contract hardware and industrial mill supply firm. Mr. Gunther serves on the Community Affairs Committee.

  Margaret M. Heckler, age 68, has served as a director of the Corporation and of Allfirst Bank since 1989. She serves as Special Counsel to Chambers Associates, Incorporated, Washington, D.C. and was U.S. Ambassador to Ireland from 1985 to 1989. Ms. Heckler serves on the Audit Committee.

  Lee H. Javitch, age 69, has served as a director of the Corporation since July 1997 and of Allfirst Bank since October 1998, and served as a director of Dauphin Deposit Corporation for 15 years. He is a private investor and was formerly the Chairman of the Board and Chief Executive Officer of Giant Food Stores, Inc., Carlisle, Pennsylvania. Mr. Javitch is also a director of Pennsylvania Real Estate Investment Trust, a real estate investment trust.

  Susan C. Keating, age 49, has served as a director and as President of the Corporation and of Allfirst Bank since January 1999. From January 1999 to December 1999, Ms. Keating was also the Chief Operating Officer, and in December 1999, she became the Chief Executive Officer. From January 1996 to January 1999, Ms. Keating was an Executive Vice President of the Corporation and of Allfirst Bank. Prior to joining the Corporation, Ms. Keating was President and Senior Bank Executive-Maryland with NationsBank, N.A. in Baltimore, Maryland. Ms. Keating is a permanent member of the Executive Committee.

  Gary Kennedy, age 42, has served as a director of the Corporation since June 1997. He has served as Group Financial Director and a director of AIB since May 1997, prior to which he was Vice President, Enterprise Networks Europe and Managing Director, Northern Telecom (Ireland) Ltd. He is a member of the Board of the Industrial Development Authority (Ireland).

  William T. Kirchhoff, age 58, has served as a director of the Corporation since July 1997 and of Allfirst Bank since October 1998, and served as a director of Dauphin Deposit Corporation for 18 years. He is the Vice Chairman of Cleveland Brothers Equipment Company, Inc., a construction equipment dealer.

  Henry J. Knott, Jr., age 61, has served as a director of the Corporation and of Allfirst Bank since 1981. He is a trustee and the former President of the Marion I. and Henry J. Knott Foundation, and is the former Chairman and Chief Executive Officer of Real Estate Resource Management, Inc., a real estate management company. Mr. Knott serves on the Audit Committee.

  Andrew Maier II, age 50, has served as a director of the Corporation since July 1997 and of Allfirst Bank since October 1998, and served as a director of Dauphin Deposit Corporation for two years. He is a private investor and was formerly the President and Chief Executive Officer of Maier's Bakery, Reading, Pennsylvania. Mr. Maier serves on the Community Affairs Committee.

  Thomas P. Mulcahy, age 58, has served as a director of the Corporation since 1993. He has served as Group Chief Executive of AIB since January 1, 1994, prior to which he was Group General Manager of AIB's Capital

Markets Division. He has been a director of AIB since 1990. Mr. Mulcahy serves on the Management and Compensation Committee. He is President of the Ireland Chapter of the Ireland-United States Council for Commerce & Industry, Inc.

  Morton I. Rapoport, MD, age 65, has served as a director of the Corporation and of Allfirst Bank since January 2000. Since 1984, he has served as the President and Chief Executive Officer of the University of Maryland Medical System. Dr. Rapoport is also a professor of medicine at the University of Maryland School of Medicine and a professor of clinical pharmacology at the University of Maryland School of Pharmacology.

Meetings, Committees and Fees

  The Board of Directors met six times for regularly scheduled meetings and twice for special meetings during 1999.

  The Board of Directors has standing executive, audit, compensation and community affairs committees. The Executive Committee has two permanent members and six rotating members who are outside directors. The Executive Committee may exercise most of the powers of the Board of Directors in the intervals between meetings of the full Board; it may not, however, declare dividends, issue stock, recommend to stockholders any action requiring stockholder approval, amend the bylaws, or approve mergers. The Executive Committee met six times for regularly scheduled meetings and twice for special meetings during 1999.

  The Audit Committee, composed of outside directors, is primarily responsible for ascertaining that the Corporation's financial statements are presented fairly in conformance with generally accepted accounting principles. The committee oversees the Corporation's internal audit function, evaluates the Corporation's system of internal controls, and reviews the external auditors' proposed audit scope and approach and the results of the external audit. The committee also evaluates and approves, on behalf of the Board, the adequacy of the Corporation's allowance for loan and lease losses, and reviews the status of pending or threatened litigation involving the Corporation and its subsidiaries. The Audit Committee met five times for regularly scheduled meetings and once for a special meeting during 1999.

  The Management and Compensation Committee reviews and recommends compensation arrangements for the Corporation's executive officers and also reviews and recommends action with respect to the Corporation's retirement plans. The Management and Compensation Committee met four times during 1999.

  The Community Affairs Committee oversees the Corporation's community reinvestment activities. The Committee reviews the Corporation's community outreach efforts, and its efforts to ascertain and satisfy the credit needs of low and moderate income areas and borrowers and to develop and market products to meet those needs. The Community Affairs Committee met four times during 1999 for regularly scheduled meetings.

  Each director who is not also an officer of the Corporation or of AIB receives an annual retainer of $20,000, plus $1,100 for attendance at each meeting of the Board and $900 ($1,100 for the Executive Committee) for attendance at meetings of committees of the Board of which he or she is a member. In addition, each committee chairperson receives an additional $300 per committee meeting, other than the chairperson of the Management and Compensation Committee, who receives an annual retainer of $6,500 in lieu of an additional fee per meeting.

  During 1999, each of Messrs. Buckley, Javitch and Mulcahy was unable to attend at least 75% of the aggregate of the meetings of the Board of Directors and of the Board committees on which he serves.

Certain Relationships and Transactions

  Directors and officers of the Corporation, members of their immediate families and AIB and certain affiliates were customers of, and had transactions with, the Corporation, Allfirst Bank and other subsidiaries of the Corporation in the ordinary course of business during 1999. Similar transactions in the ordinary course of business may be expected to take place in the future.

  All loans to executive officers and directors and members of their immediate families and to AIB and certain affiliates were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. Of the loans outstanding at December 31, 1999, none were contractually past due 90 days or more as to principal or interest and none were classified as nonaccrual, restructured or potential problem loans.

Security Ownership of Certain Beneficial Owners and Management

  Allied Irish Banks p.l.c., Bankcentre, Ballsbridge, Dublin 4, Ireland has owned 100% of the Corporation's Common Stock since March 21, 1989. Messrs. Bramble, Buckley, Mulcahy and Kennedy are directors and/or executive officers of AIB, and as such, each may be deemed to be the beneficial owner of 100% of the Corporation's Common Stock.

  The following table sets forth the number of AIB Ordinary Shares (including such shares held in the form of AIB Ordinary ADRs but excluding directors' qualifying shares) beneficially owned by each executive officer named in the Summary Compensation Table, each nominee for director, and by all executive officers and directors as a group as of December 31, 1999.

                                                                     Ordinary
                                                                     --------
                                                                   Shares (1)(2)
                                                                   -------------
Executive Officers(3)
Frank P. Bramble..............................................       469,548 (4)
Jeremiah E. Casey.............................................       290,934
David M. Cronin...............................................       119,316 (4)
Jerome W. Evans...............................................        30,000   (4)
Susan C. Keating..............................................       186,876 (4)
Brian L. King.................................................       120,704 (4)

Directors
Sherry F. Bellamy.............................................       --
James T. Brady................................................       --
Michael D. Buckley............................................        85,589 (4)

Edward A. Crooke..............................................           100
John F. Dealy.................................................       --
Mathias J. DeVito.............................................       --
Frank A. Gunther, Jr..........................................       --
Margaret M. Heckler...........................................       --
Lee H. Javitch................................................        85,880
Gary Kennedy..................................................       227,568 (4)
William T. Kirchhoff..........................................       258,798 (5)
Henry J. Knott, Jr............................................         1,137
Andrew Maier II...............................................        42,900 (6)
Thomas P. Mulcahy.............................................       792,169 (4)
Morton I. Rapoport............................................
All executive officers and directors as a group (22 persons)..     2,711,519
 .

----------------
(1) No individual listed in the table beneficially owns, and all executive officers and directors as a group do not beneficially own, more than one percent of the shares of the indicated class outstanding.
(2) Each AIB Ordinary ADR represents two AIB Ordinary Shares.
(3) With respect to Ms. Keating, includes holdings of restricted stock.
(4) Includes shares subject to currently exercisable stock options.
(5) Includes 59,232 shares held with sole voting/dispositive powers, 180,000 shares held by the profit sharing plan of which the director is a controlling person, 12,000 shares subject to a presently exercisable option and 7,566 shares held solely by the director's spouse.
(6) Includes 2,350 shares held with sole voting/dispositive powers, 4,000 shares held in trust for the benefit of the director and his spouse, and 800 held as custodian for the benefit of the director's children.

                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

  The following summary compensation table sets forth information about salary and other compensation for the Corporation's chief executive officer and each of the four other most highly compensated executive officers (the "named executive officers") for services to the Corporation in all capacities during each of the three years ended December 31, 1999.

                                                                                Long Term
                                                                                ---------
                                             Annual Compensation                Compensation
                                      ------------------------------            ------------
                                                                                Restricted                        All Other
                                                                                ----------                        ---------
Name and Principal                                         Other Annual           Stock           LTIP            Compensa-
------------------                                         ------------           -----           ----            ---------
Position at 12/31/99            Year  Salary    Bonus(2)   Compensation(3)        Award(s)(4)     Payout(5)       tion(6)
--------------------            ----  -------  ----------  --------------         -----------     ---------       -------

Susan C. Keating.............   1999  450,000    300,000        1,671              -0-             -0-            186,531
  President and CEO(1)          1998  375,000    -0-            1,708              -0-             -0-            101,418
                                1997  375,000    225,000        -0-                198,062         445,223        321,937

Frank P. Bramble.............   1999  650,000    520,000        1,587              -0-             -0-             34,659
  Chairman(1)                   1998  600,000    -0-            1,587              -0-             -0-             36,963
                                1997  600,000    450,000        -0-                -0-             1,606,200       38,517

Jeremiah E.Casey.............   1999  277,962    480,000        5,496              -0-             -0-             21,516
  Director (1)                  1998  600,000    -0-            5,496              -0-             -0-             22,781
                                1997  600,000    450,000        5,496              -0-             1,591,924       24,647

David M. Cronin..............   1999  290,000    116,000        1,331              -0-             -0-             14,465
   Executive Vice Pres.         1998  290,000    -0-            1,265              -0-             -0-             13,830
   and Treasurer                1997  290,000    174,000        1,200              -0-             582,713         13,027

Jerome W. Evans..............   1999  350,000    227,500        -0-                -0-             -0-             21,583
   Vice Chairman and CFO        1998  290,000    -0-            -0-                -0-             -0-             23,072
                                1997  275,000    165,000        -0-                -0-             498,103         23,056

Brian L. King................   1999  265,000    106,000        -0-                -0-             -0-             14,834
   Executive Vice Pres.         1998  265,000    -0-            -0-                -0-             -0-             12,458
                                1997  250,000    150,000        -0-                -0-             402,008         10,770

----------------
(1) Ms. Keating became the Chief Executive Officer on December 14, 1999. Mr. Bramble served as the Chief Executive Officer from January 1, 1999 to December 14, 1999. Mr. Casey retired as Chairman of the Board in April 1999.
(2) Bonuses are earned in the year specified and generally paid in the following year.
(3) Consists of additional compensation in respect of income taxes due on imputed income from executive long term disability insurance premiums paid by the Corporation.
(4) This column shows the market value of awards of AIB restricted stock on the date of grant. Restrictions on the stock lapse in equal amounts on the third, fourth and fifth anniversaries of each respective grant. Dividends on restricted stock are paid to the named executive officers in the same manner and amount as paid on the same unrestricted securities. Information concerning number of shares and values of restricted stock holdings at December 31, 1999 is set forth in next table.
(5) The 1995 Long Term Incentive Plan established three performance measures on which the amount of a participant's award would be determined: (i) the Corporation's aggregate after-tax profit over the three-year performance period from 1/1/95 to 12/31/97; (ii) the Corporation's return-on-assets ratio ("ROA") for 1997 relative to the ROAs for a peer group of approximately 20 U.S. bank holding companies; and (iii) the

     Corporation's cost-to-income ratio for 1997. Threshold, target and maximum levels were established for each performance measure, and threshold, target and maximum percentage multipliers were specified for each participant. The threshold, target and maximum multipliers for Mr. Bramble were 85%, 170% and 340%, respectively, and for the other named executive officers were 65%, 130% and 260%, respectively. The Corporation's actual performance was measured against the performance measures, and the Management and Compensation Committee determined that the Corporation performed at a level between the target and maximum levels. The multipliers were as follows: Mr. Bramble, 306%; Mr. Casey, 268%; other named executive officers, 205%. The amount of an award equaled the multiplier times average base salary over the performance period. Awards were paid in cash (55%) and/or AIB Ordinary ADRs (45%). The plan terminated as of December 31, 1997.
(6) Consists of: (a) the value of split-dollar life insurance premiums paid pursuant to the Corporation's Executive Life Insurance Program of $18,085, $27,369, $11,306, $7,265, $14,383 and $4,694 during 1999 for Ms.Keating and
     Messrs. Bramble, Casey, Cronin, Evans and King, respectively; (b) matching contributions under the Corporation's qualified, defined contribution plan of $7,200 for each named executive officer; (c) $161,246 in relocation expenses paid by the Corporation in connection with Ms. Keating's relocation to Baltimore, MD; and (d) $3,010 and $2,940 in respect of certain earnings on deferred amounts forMessrs. Casey and King, respectively.

  The following table sets forth additional information concerning the number of shares and the value of restricted stock holdings of the named executive officers at December 31, 1999.

Name                          Ordinary ADRs
----                          -------------
Susan C. Keating.............   27,438
                                $587,996
Frank P. Bramble.............   -0-
Jeremiah E. Casey............   -0-
David M. Cronin..............   -0-
Jerome W. Evans..............   -0-
Brian L. King................   -0-

1997 Stock Option Plan

  In October 1997, the Corporation's Board of Directors approved the 1997 Stock Option Plan (the "1997 Option Plan"). The purposes of the 1997 Option Plan are to provide incentives to key employees to contribute to the growth and success of the Corporation and of AIB, and to enhance the Corporation's ability to attract, retain and reward the highest quality employees in positions of substantial responsibility.

  The 1997 Option Plan provides for the grant to key employees of options to acquire AIB American Depository Shares ("AIB ADSs"). During 1999, the 1997 Option Plan was amended to permit a one-time grant of an option to acquire 100 AIB ADSs to substantially all of the employees of the Corporation and its subsidiaries, other than executive officers. The Corporation and an independent trustee have created a trust which has been funded with AIB ADSs acquired by the trust with the proceeds of a loan from the Corporation. Proceeds of option exercises and any dividends and other earnings on the trust assets will be used to repay the loan to the trust. Optionees have no preferential rights with respect to the trust assets, and the trust assets are subject to the claims of the Corporation's general creditors in the event of insolvency. The AIB ADSs are held in the available-for-sale account on the Corporation's balance sheet, and any decline in value of the AIB ADSs in the trust below their original cost will be recorded as an adjustment to the Corporation's stockholders' equity. The 1997 Option Plan is administered by the Management and Compensation Committee of the Board of Directors. AIB will not issue any securities in connection with the 1997 Option Plan, will not receive any proceeds from the exercise of options, and otherwise has no rights or obligations with respect to the 1997 Option Plan. As of December 31, 1999, there were 4,085,585 AIB ADSs in the trust.

  The following table sets forth information concerning options ("1999 Options") granted under the 1997 Option Plan to the named executive officers during the year ended December 31, 1999. Mr. Casey was not eligible to receive options under the 1997 Option Plan.


                                                                                   Potential
                                                                                   ---------
                                                                                   Realizable Value
                                                                                   ----------------
                                                                                   at Assumed Annual
                                                                                   -----------------
                                                                                   Rates of Stock Price
                                                                                   --------------------
                                                                                   Appreciation for
                                                                                   ----------------
                                  Individual Grants                                Option Term(1)
                        -------------------------------------------                --------------
                                        % of
                                        ----
                                        Total
                                        -----
                         No. of         Options
                         ----------    ------------
                         Securities     Granted to    Exercise
                         ----------     ----------    --------
                         Underlying     Employees     or Base
                         ----------     ---------     -------
                         Options        in Fiscal     Price        Expiration
                         ----------     ----------     -----        ----------
       Name              Granted(2)     Year         ($/Sh)(3)      Date(4)         5%($)         10%($)
-------------------      ----------    -----         --------      ----------     -----------     ----------
S.C. Keating............     30,000    1.38%          $34.04          2/9/09         $642,265     $1,627,625
                             50,000    2.30            26.05         8/10/09          819,135      2,075,850
F.P. Bramble............     -0-
D.M. Cronin.............     25,000    1.20            26.05         8/10/09          409,468      1,037,925
J.W. Evans..............     30,000    1.38            34.04          2/9/09          642,265      1,627,625
                             40,000    1.84            26.05         8/10/09          655,308      1,660,680
B.L. King...............     25,000    1.20            26.05         8/10/09          409,468      1,037,925

(1) Illustrates value that would be realized upon exercise of options immediately prior to expiration of term, assuming the specified annual compound rates of appreciation on AIB ADSs over the option term.

(2) All options under the 1997 Option Plan are nonqualified options. A 1999 Option is exercisable for up to 50% of the underlying securities two years after the grant date (February 9 and August 10, 1999) and for the remaining 50% of the securities, three years after the grant date, except in the event of a change in control of the Corporation or of AIB.

(3) The exercise price of each option granted under the 1997 Option Plan is equal to the greater of the cost or the market price of AIB ADSs on the date of grant. The number of AIB ADSs subject to an option and the exercise price may be adjusted in the event of a stock dividend or split, recapitalization or similar transaction affecting the outstanding Ordinary Shares of AIB. The exercise price of an option may be paid in cash or through the contemporaneous sale of the underlying AIB ADSs.

(4) 1999 Options granted under the 1997 Option Plan expire ten years from the date of grant, subject to certain exceptions relating to the manner of termination of an optionee's employment. An option may not be transferred except by will, by the laws of descent and distribution, or in connection with a limited number of family estate planning transfers.

  The following table sets forth information concerning exercised and unexercised options under the 1997 Option Plan as of the end of 1999.

                                                                             Value of
                                                                             --------
                                                         Number of           Unexercised
                                                         ---------           -----------
                                                         Unexercised         in-the-money
                                                         -----------         ------------
                                                         Options             Options at
                                                         -------             ----------
                            Shares                       at 12/31/99         12/31/99($)
                            ------                       -----------         -----------
                            Acquired     Value           Exercisable/        Exercisable/
                            --------     -----           ------------        ------------
                            on Exercise  Realized($)     Unexercisable       Unexercisable(1)
                            -----------  -----------     -------------       ----------------
       Name
-------------------

S.C. Keating.............     24,000      $310,481       66,000/116,000        $162,030/-0-
F.P. Bramble.............     -0-         -0-            180,000/               441,900/-0-
                                                         260,000
D.M. Cronin..............     -0-         -0-            42,000/49,000          103,110/-0-
J.W. Evans................    -0-         -0-            15,000/95,000          36,825/-0-
Brian L. King.............    9,000       121,950        36,000/49,000          88,380/-0-

(1) Based on market value of AIB ADSs at December 31, 1999.

1999 Stock Option Plan

  In May 1999, the Corporation's Board of Directors implemented the 1999 Stock Option Plan (the "1999 Option Plan"). An individual who is an executive officer and/or director of AIB and an officer of the Corporation may not
                               ---
participate in the 1997 Option Plan. The purpose of the 1999 Option Plan is to provide incentives to such individuals and to enhance the Corporation's (and AIB's) ability to attract, retain and reward the highest quality employees in
positions of substantial responsibility.   The only participant in the 1999
Option Plan is Mr. Bramble.

  The 1999 Option Plan is structured in substantially the same way as the 1997 Option Plan, except that the 1999 Option Plan establishes certain performance measures that must be satisfied before the options may be exercised. The 1999 Option Plan is also administered by the Management and Compensation Committee of the Board of Directors. AIB will not issue any securities in connection with the 1999 Option Plan, will not receive any proceeds from the exercise of options, and otherwise has no rights or obligations with respect to the 1999 Option Plan. As of December 31, 1999, there were 122,400 AIB ADSs in the 1999 Option Plan trust.

  The following table sets forth information concerning options granted under the 1999 Option Plan during the year ended December 31, 1999.

                                                                                   Potential
                                                                                   ---------
                                                                                   Realizable Value
                                                                                   ----------------
                                                                                   at Assumed Annual
                                                                                   -----------------
                                                                                   Rates of Stock Price
                                                                                   --------------------
                                                                                   Appreciation for
                                                                                   ----------------
                                  Individual Grants                                Option Term(1)
                        -------------------------------------------                --------------
                                        % of
                                        ----
                                        Total
                                        -----
                         No. of         Options
                         ----------    ------------
                         Securities     Granted to    Exercise
                         ----------     ----------    --------
                         Underlying     Employees     or Base
                         ----------     ---------     -------
                         Options        in Fiscal     Price        Expiration
                         ----------     ----------     -----        ----------
       Name              Granted(2)     Year         ($/Sh)(3)      Date(4)         5%($)         10%($)
-------------------      ----------    -----         --------      ----------     -----------     ----------
Frank P. Bramble.......    95,000       4.4%           26.05        11/03/09        1,556,357      3,944,114

(1) Illustrates value that would be realized upon exercise of options immediately prior to expiration of term, assuming the specified annual compound rates of appreciation on AIB ADSs over the option term.

(2) All options under the 1999 Option Plan are nonqualified options. Options granted during 1999 under the 1999 Option Plan are exercisable as follows:
    (i) as to 35% of the AIB ADSs, on the achievement by the Corporation of year-over-year growth in tangible net income (adjusted as provided below) of 7.5%, compounded annually, for at least two consecutive years; (ii) as to 35% of the AIB ADSs, on the achievement by the Corporation of a tangible cost-to-income ratio of less than 55% for at least two consecutive years;
    (iii) as to 30% of the AIB ADSs, on the achievement of growth in tangible earnings per share, i.e. excluding the amortization of goodwill of AIB over the first three years from the date of grant at least equal to the growth in the Consumer Price Index (compiled and published by the Central Statistics Office of the Government of Ireland during the same period plus five percent per annum, compounded annually over such three year period; (iv) as to 100% of the AIB ADSs, on the date that is three months prior to the Expiration Date; and (v) as to 100% of the AIB ADSs, on a change of control .

(3) The exercise price of each option granted under the 1999 Option Plan is equal to the greater of the cost or the market price of AIB ADSs on the date of grant. The number of AIB ADSs subject to an option and the exercise price may be adjusted in the event of a stock dividend or split, recapitalization or similar transaction affecting the outstanding Ordinary Shares of AIB. The exercise price of an option may be paid in cash or through the contemporaneous sale of the underlying AIB ADSs.

(4) Options granted under the 1999 Option Plan expire ten years from the date of grant, subject to certain exceptions relating to the manner of termination of an optionee's employment. An option may not be transferred except by will, by the laws of descent and distribution, or in connection with a limited number of family estate planning transfers.

  The following table sets forth information concerning exercised and unexercised options under the 1999 Option Plan as of the end of 1999.

                                                                             Value of
                                                                             --------
                                                         Number of           Unexercised
                                                         ---------           -----------
                                                         Unexercised         in-the-money
                                                         -----------         ------------
                                                         Options             Options at
                                                         -------             ----------
                            Shares                       at 12/31/99         12/31/99($)
                            ------                       -----------         -----------
                            Acquired     Value           Exercisable/        Exercisable/
                            --------     -----           ------------        ------------
                            on Exercise  Realized($)     Unexercisable       Unexercisable(1)
                            -----------  -----------     -------------       ----------------
       Name
-------------------
F.P. Bramble.............       -0-         -0-             0/95,000           -0-

(1) Based on market value of AIB ADSs at December 31, 1999.

Pension Plans

  Mr. Bramble is entitled to supplemental retirement benefits under an agreement which provides for a retirement benefit at age 60 of 60% of the average of the highest three years of compensation during his career, offset by benefit payments under the Corporation's qualified defined benefit plan and excess benefit plan, by social security benefits and by benefit payments under defined benefit plans of former employers. Ms. Keating and Mr. King are entitled to supplemental retirement benefits under an agreement that provides for a retirement benefit equal to a minimum of 30% and a maximum of 60% of the average of the highest three years of compensation during the last 10 years of employment, offset by benefit payments under the Corporation's qualified defined benefit plan and excess benefit plan, by social security benefits, and by benefit payments under defined benefit plans of former employers. Mr. Evans is entitled to supplemental retirement benefits under an agreement that requires the Corporation to make a deferred compensation contribution of 15% of annual cash compensation at the end of each year of employment.

Short Term Incentive Awards

  The Corporation's annual Short Term Incentive Plan for Senior Officers (the "Annual Bonus Plan") is intended to focus the efforts of executive and senior officers on the attainment of specific annual performance goals that will promote the overall success of the Corporation. Payments under the Annual Bonus Plan are funded out of the Corporation's net income.

  Under the Annual Bonus Plan, the Management and Compensation Committee (the "Compensation Committee") approves minimum, target and maximum net income levels at the beginning of the year. The Compensation Committee determines the percentage of base salary applicable to each net income level. If the minimum net income level is not achieved, then generally no award is made under the plan. If a higher level of net income is achieved, then the Compensation Committee determines the percentage applicable to the Chief Executive Officer and the percentages applicable to the other executive officers, based on the scope of each officer's duties and responsibilities. Individual performance measures also are considered in setting individual percentages, in the discretion of the Compensation Committee. Such measures include achievement of strategic and tactical objectives, growth, meeting business unit objectives, promoting corporate values, providing leadership to employees and encouraging teamwork.

1989 Long Term Incentive Plan

  The Corporation's 1989 Long Term Incentive Plan and Trust (the "1989 LTIP") was developed to attract and retain key employees who contribute to the continued growth, development and profitable performance of the Corporation and, thereby, to the continued financial success of AIB. The 1989 LTIP has been approved by the Board of Directors of the Corporation.

  The 1989 LTIP provides for awards of AIB ordinary ADRs ("incentive shares") to officers eligible to participate in the plan. Incentive shares are restricted and may not be disposed of by an officer for a period of time after the date of an award. The restriction for a specific award lapses in equal installments on the third, fourth and fifth anniversary dates of the award. During the restricted period, the officer is entitled to receive, without restriction, any dividends on the incentive shares. Awards of incentive shares are intended to serve as compensation over a period of several years and generally are made on a biennial basis. The size of an award of incentive shares is based on a percentage of base salary for each participant.

  As of January 1, 2000, 93,807 ordinary ADRs were available for awards under the 1989 LTIP. All incentive shares available for awards in any year that are not used and incentive shares that are later forfeited are also available for use in subsequent years.

Change in Control Agreements

  The Corporation has entered into a change-in-control agreement ("Change Agreement") with each named executive officer. Each Change Agreement provides that if an executive is discharged, or if the executive experiences a material reduction in compensation or duties or relocation to an office more than 50 miles from the executive's then current office, in each case within two years following a "change of control," then the executive will be entitled to a severance package comprised of the following elements (subject to any limitations imposed by regulatory authorities): (i) a payment equal to two times annual salary and bonus (three times annual salary and bonus in the case of the Chief Executive Officer); (ii) payment of the greater of the executive's actual or target bonus pro-rated for the months elapsed in the annual bonus period at the time a change in control transaction is actually consummated; (iii) vesting of all restricted stock awards and stock options; (iv) payment of any target amounts under long-term incentive plans; (v) continuation of all fringe benefit coverage for up to two years; (vi) additional service credit equal to the multiple paid in severance is added to retirement plan participation; (vii) payment of excise taxes and gross-up payments if any payments exceed the maximum amounts set forth in Section 280G of the Internal Revenue Code; and (vi) outplacement services.

  For purposes of the Change Agreements, a "change of control" will be deemed to have taken place on the date of the earliest to occur of any of the following events: (i) an unaffiliated third party becomes the beneficial owner of 50% or more of the outstanding ordinary shares of AIB, or 25% or more of the outstanding common stock of the Corporation or of Allfirst Bank; (ii) the commencement of, or first public announcement of the intention of any person to commence, a tender or exchange offer the consummation of which would result in beneficial ownership by a person (other than AIB, the Corporation, any wholly-owned subsidiary of either AIB or the Corporation, or any employee benefit plan of AIB or the Corporation or of any subsidiary of either or any entity holding common stock for or pursuant to the terms of any such plan) of 50% or more of the outstanding common stock of AIB, or 25% or more of the outstanding common stock of the Corporation or of Allfirst Bank; or (iii) as the result of, or in connection with, any cash tender or exchange offer, merger, consolidation or other business combination, sale or disposition of all or substantially all of the Corporation's assets, or contested election, or any combination of the foregoing transactions (a "Transaction"), (a) the persons who were directors of either AIB, the Corporation, or Allfirst Bank immediately before the Transaction shall cease to constitute a majority of the Board of Directors of such entity or any successor to such entity, or (b) the persons who were stockholders of AIB or the Corporation, as applicable, immediately before the Transaction shall cease to own at least 50% of the outstanding voting stock of the applicable entity or any successor to such entity.

Compensation Committee Interlocks and Insider Participation

  Messrs. Crooke, DeVito, Geckle and Mulcahy served on the Compensation Committee during 1999. No member of the Compensation Committee was an officer or employee of the Corporation during 1999.

Report of Management and Compensation Committee

  General.   The Compensation Committee, made up of three outside directors and the Group Chief Executive of AIB, is responsible for executive compensation policies. In addition to establishing policies, the Compensation Committee approves all executive compensation arrangements and makes recommendations to the Board of Directors for specific salary amounts and other compensation awards for individual executives.

  The Corporation's compensation program is designed to attract, motivate and retain executive personnel capable of making significant contributions to the long term success of the Corporation. The primary components of the executive compensation program are competitive base salaries and both short term and long term incentives.

Executive officers also participate in other broad based employee compensation and benefit programs.

  The Corporation retains an independent compensation consulting firm ("Compensation Consultant") to assist the Compensation Committee in performing its duties. The Compensation Consultant provides analytical and general interpretive guidance regarding compensation practices for the banking industry as a whole and for a group of the Corporation's peers, and advises the Compensation Committee on structuring compensation arrangements to achieve the desired quantitative and qualitative goals.

  In connection with the annual review of the executive compensation program, the Compensation Committee has confirmed with the Compensation Consultant that the executive compensation plans remain competitive and effectively serve the purposes for which they were established. For 1999, the Board approved all recommendations by the Compensation Committee related to the compensation of Susan C. Keating and Frank P. Bramble, the two individuals who served as Chief Executive Officer of the Corporation during 1999.

  Base Salary.   Base salaries for the Corporation's executive officers are established based upon an analysis of executive salary practices at a group of the Corporation's peer bank holding companies (the "Peer Group"). The Peer
Group is selected based on total assets, geographic location, and comparable lines of business. The Compensation Committee believes that base salary should reflect the scope of an executive officer's duties and responsibilities, his or her importance to the Corporation relative to other executive officer positions, and the competitiveness of the executive officer's total compensation relative to similarly situated executives within the Peer Group.

  Executive officer salary increases are reviewed annually and are based on the executive officer's performance, base salary position relative to the median or average rates paid in the Peer Group and in the broader financial institutions market, and the Corporation's net income during the prior year. In determining the base salaries for Ms. Keating and Mr. Bramble, the Committee focused on compensation data for those chief executive officers in the Peer Group whose duties and responsibilities most closely resemble theirs.

  Annual Bonus Plan. For 1999 awards under the Annual Bonus Plan, the Compensation Committee approved minimum, target and maximum net income levels; the percentages of base salary corresponding to these levels were 40%, 80% and 120%, respectively, for the Chief Executive Officer. The Corporation missed the target net income level established by the committee for 1999 by approximately $5 million. Ms. Keating and Mr. Bramble received 1999 Annual Bonus Plan awards of $300,000 and $520,000, respectively, in recognition of their substantial contributions to the Corporation's results during 1999.

  Long Term Incentives.   The Compensation Committee administers the 1989 LTIP,
and determines whether, to whom and in what amounts awards are made under those plans. The Board of Directors acts on the recommendations of the Committee regarding proposed awards under the 1989 LTIP to the Chief Executive Officer. No award was made to the Chief Executive Officer under the 1989 LTIP in 1999.

  The Chief Executive Officer's level of participation in the 1997 Stock Option Plan during 1999 was based primarily on the broad scope of her responsibilities and the significant role she plays in the Corporation achieving the performance goals established under the plan.

Internal Revenue Code Section 162(m) Compliance

  The deductibility of executive compensation in excess of the limit set in
Section 162(m) of the Internal Revenue Code 1986, as amended, was not a factor in the Committee's determination of 1999 compensation levels. The Committee will continue to review the Corporation's executive compensation plans to determine what changes, if any, may be advisable in connection with Section 162(m).

     Mathias J. DeVito, Chairman, Jerome W. Geckle , Edward A. Crooke, Thomas P. Mulcahy

                                 OTHER MATTERS

  As of the date of this Information Statement, the Board of Directors of the Corporation knows of no other business which will be presented for consideration at the Annual Meeting.
                               _________________